Press Release

Contact:	United Community Bancorp
William F. Ritzmann, President and Chief Executive Officer
(812) 537-4822

United Community Bancorp Reports Second Quarter Results

Lawrenceburg, Indiana – January 29, 2010 – United Community Bancorp (the “Company”) (Nasdaq:  UCBA), the holding company for United Community Bank (the “Bank”), today reported net income of $476,000, or $0.06 per diluted share, for the quarter ended December 31, 2009, compared to net income of $262,000, or $0.03 per diluted share, for the quarter ended December 31, 2008.  Net income for the six months ended December 31, 2009 was $698,000, or $0.09 per diluted share, compared to net income of $649,000, or $0.09 per diluted share, for the six months ended December 31, 2008.

Summarized Statement of Operations
(Unaudited, dollars in thousands, except per share data)

	For the six months ended
	12/31/2009	12/31/2008
Interest Income	$9,532	$10,174
Interest Expense	3,293	4,399
Net Interest Income	6,239	5,775

Provision for Loan Losses	946	731
Net Interest Income after Provision for Loan Losses	5,293	5,044

Total Non-Interest Income	1,628	1,198
Total Non-Interest Expenses	5,944	5,232
Income before Tax Provision	977	1,010

Income Tax Provision	279	361

Net Income	$698	$649

Basic and diluted earnings per share	0.09	0.09
Weighted average shares outstanding	7,610,139	7,557,218

United Community Bancorp

Summarized Statements of Financial Condition

	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
(In thousands, as of)	12/31/2009	9/30/2009	6/30/2009	3/31/2009	12/31/2008

ASSETS
Cash and cash equivalents	$18,616	$24,341	$27,004	$42,029	$19,824
Investment securities	84,672	82,439	76,657	58,325	41,614
Loans receivable, net	270,512	272,652	272,270	278,184	288,349
Other Assets	24,575	23,710	25,648	23,076	23,389
Total Assets	$398,375	$403,142	$401,579	$401,614	$373,176

LIABILITIES
Municipal Deposits	$103,498	$114,954	$124,282	$134,126	$116,343
Other Deposits	233,419	225,912	215,334	204,959	194,372
FHLB Advances	3,333	3,583	3,833	4,083	4,333
Other Liabilities	2,789	3,100	3,051	2,844	2,662
Total Liabilities	343,039	347,549	346,500	346,012	317,710
Total Stockholders' Equity	55,336	55,593	55,079	55,602	55,466
Total Liabilities & Stockholders' Equity	$398,375	$403,142	$401,579	$401,614	$373,176

Summarized Statements of Operations

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	12/31/2009	9/30/2009	6/30/2009	3/31/2009	12/31/2008
	(for the three months ended, in thousands, except per share data)

Interest Income	$4,711	$4,821	$4,689	$5,049	$5,030
Interest Expense	1,588	1,705	1,733	1,774	2,091
Net Interest Income	3,123	3,116	2,956	3,275	2,939
Provision for Loan Losses	324	622	1,052	664	396
Net Interest Income after Provision for Loan Losses	2,799	2,494	1,904	2,611	2,543
Total Non-Interest Income	942	686	854	735	502
Total Non-Interest Expenses	3,069	2,875	3,480	2,738	2,639
Income before Tax Provision (Benefit)	672	305	(722)	608	406
Income Tax Provision (Benefit)	196	83	(443)	259	144
Net Income (Loss)	$476	$222	$(279)	$349	$262
Basic earnings (loss) per share (1)	0.06	0.03	(0.04)	0.05	0.03
Diluted earnings (loss) per share	0.06	0.03	(0.04)	0.05	0.03

(1) - For all periods shown, United Community MHC has held 4,655,200 shares of outstanding common stock.  Since its inception, the MHC has waived receipt of quarterly dividends on common stock.

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended
	12/31/2009	9/30/2009	6/30/2009	3/31/2009	12/31/2008
Performance Ratios:
Return on average assets (1)	0.47%	0.22%	-0.28%	0.35%	0.27%
Return on average equity (1)	3.44%	1.61%	-2.02%	2.51%	1.91%
Interest rate spread (2)	3.09%	3.11%	2.93%	3.30%	3.03%
Net interest margin (3)	3.26%	3.30%	3.12%	3.50%	3.28%
Noninterest expense to average assets (1)	3.03%	2.86%	3.46%	2.76%	2.76%
Efficiency ratio (4)	75.50%	75.62%	91.34%	68.28%	76.69%
Average interest-earning assets to average interest-bearing liabilities	110.17%	110.26%	110.28%	110.51%	110.47%
Average equity to average assets	13.68%	13.75%	13.75%	14.00%	14.33%

Capital Ratios:
Tangible capital	12.43%	12.16%	12.08%	12.69%	13.58%
Core capital	12.43%	12.16%	12.08%	12.69%	13.58%
Total risk-based capital	18.10%	19.36%	18.40%	20.07%	20.02%

Asset Quality Ratios:
Nonperforming loans as a percent of total loans	1.48%	1.45%	2.19%	2.56%	1.96%
Allowance for loan losses as a percent of total loans	1.58%	1.47%	1.55%	1.53%	1.26%
Allowance for loan losses as a percent of nonperforming loans	106.63%	101.22%	70.51%	59.65%	64.53%
Net charge-offs to average outstanding loans during the period (1)	0.06%	1.22%	1.59%	0.07%	0.85%

(1)	Quarterly income and expense amounts used in ratio have been annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents other expense divided by the sum of net interest income and other income.

For the three months ended December 31, 2009:

Net income increased $214,000, or 81.7%, in the quarter ended December 31, 2009, as compared to the prior year quarter.  This increase is due to a $184,000 increase in net interest income, a decrease in the provision for loan loss of $72,000, and an increase in non-interest income of $440,000, partially offset by a $430,000 increase in non-interest expenses, and a $52,000 increase in provision for income taxes.  The increase in net interest income is primarily attributable to a $43.7 million increase in the average balance of investment securities for the quarter ended December 31, 2009, when compared to the prior year quarter, which was greater than the $32.8 million increase in the average balance of time deposits over the same period.    The decrease in the provision for loan losses is the result of a decrease in net loans receivable of $17.8 million from December 31, 2008 to December 31, 2009.  The decrease in net loans receivable is attributable to more loans being sold to Freddie Mac in the last year and tighter lending standards that have been implemented over the last two years.  The increase in non-interest income is due to increases in gain on sale of loans, gain on sale of investment securities, and other operating income.  Other operating income consists of loan servicing fees and annual fees on lines-of-credit charged to customers.  The increase in non-interest expenses is a result of increases in deposit insurance premiums, the provision for loss on sale of other real estate owned (“REO”), and other operating expenses.  Other operating expenses consist mostly of operating losses incurred on repossessed properties.   The increase in the provision for income taxes is the result of a $266,000 increase in income before taxes.

For the six months ended December 31, 2009:

Net income increased $49,000, or 7.6%, for the six months ended December 31, 2009, as compared to the same period in the prior year.  The increase is attributable to a $464,000 increase in net interest income, a $430,000 increase in non-interest income, and a decrease of $82,000 in the provision for income taxes, partially offset by a $215,000 increase in the provision for loan loss, and a $712,000 increase in non-interest expenses.   The increase in net interest income is attributable to a decrease in the average interest rate paid on interest-bearing liabilities from 2.71% to 1.90%.  The increase in non-interest income is attributable to increases in gain on sale of loans, gain on sale of investment securities, and other operating income.  Other operating income consists primarily of loan servicing fees and annual fees on lines-of-credit charged to customers.  The decrease in the income tax provision is primarily the result of a $77,000 increase in income from tax-exempt municipal bonds and bank-owned life insurance in the current year, compared to the prior year.  The increase in the provision for loan losses is the result of an increase in troubled debt restructurings to $8.6 million at December 31, 2009.  There were no troubled debt restructurings at December 31, 2008.  The increase in non-interest expense is the result of increases in deposit insurance premiums and the provision for losses on the sale of REO.

Nonperforming loans decreased to $4.0 million at December 31, 2009, from $6.0 million at June 30, 2009.  The decrease is primarily attributable to one loan, with a balance of $1.6 million, being transferred to REO during the year.  Included in nonperforming loans at December 31, 2009 is one loan that is also categorized as a troubled debt restructuring.  Management has reduced the carrying value of this loan to its fair market value, and does not anticipate any additional material losses or write-downs related to this loan.   Other nonperforming assets (comprised exclusively of REO at December 31, 2009) decreased to $789,000 at December 31, 2009 from $1.9 million at June 30, 2009.  The REO at December 31, 2009 consists of three residential properties and one parcel of vacant land.  The Bank is actively working to sell these properties, and continues to maintain the properties and monitor their value based upon current market conditions.  Where necessary, management will reserve for losses on the sale of certain properties.  At December 31, 2009, there was $440,000 in reserves for losses on the sale of REO.

Total assets were $398.4 million at December 31, 2009, compared to $401.6 million at June 30, 2009.  The decrease is primarily due to an $8.4 million decrease in cash and equivalents, and a $1.8 million decrease in loans receivable, partially offset by an $8.0 million increase in investments.  The decrease in cash and equivalents is due to the purchase of investment securities since June 30, 2009.  The decrease in loans receivable is the result of more loans being sold to Freddie Mac and tighter lending standards that have been implemented over the last two years.  Total liabilities were $343.0 million at December 31, 2009, compared to $346.5 million at June 30, 2009.  The decrease in total liabilities is primarily due to a decrease of $20.8 million in municipal deposits in the current year, partially offset by an $18.1 million increase in other deposits.  The decrease in municipal deposits reflects the cyclical nature of municipal deposits, which are affected by the timing of receipt of tax revenues and spending for ongoing civil projects.  The increase in other deposits is the result of increased marketing and promotional efforts in our market area.  Total stockholders’ equity was $55.3 million at December 31, 2009, compared to $55.1 million at June 30, 2009.

United Community Bancorp is the holding company of United Community Bank headquartered in Lawrenceburg, Indiana.  The Bank currently operates six offices in Dearborn County, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios.  Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K, or its quarterly reports on Form 10-Q, which are available through the SEC’s website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.